Exhibit 10(c)

SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of all Claims (“Agreement”) is entered into by and between American Electric Power Service Corporation, a New York corporation (the “Company”), and Robert P. Powers (“Executive”). As used in this Agreement, the term “Company” will include its predecessors, parent corporations and subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, employees, successors, assigns, representatives, agents and counsel, unless the context clearly requires otherwise.

In consideration of the promises set forth in this Agreement, Executive and the Company agree as follows:

1.    Termination of Employment; Resignation. The parties acknowledge that Executive’s employment relationship with the Company will cease at the close of business on August 4, 2017 or such other date that Executive and the Company mutually agree (the “Termination Date”). Pending the Termination Date, the Company reserves the right to change the responsibilities of Executive. Executive hereby resigns effective at the close of business on the Termination Date, (a) as an employee of the Company, (b) to the extent he has not already done so, from all Company boards, committees, and offices, including those of any parent, affiliate or subsidiary of the Company, and (c) from all administrative, fiduciary or other positions Executive may hold or have held relating to the Company. The Company consents to and accepts all such resignations. Executive agrees to make himself available for assigned duties and adhere to Company policy through and including the Termination Date. Executive further agrees to execute a release comparable to that set forth in this Agreement following his Termination Date.

Executive understands and agrees that he will not seek re-employment with the Company (as defined herein), and that this Agreement shall act as a complete bar to any claim of entitlement to employment or re-employment with any AEP System company.

2.    Separation Payments.

(i)    Within 30 days after the later of the Termination Date or the date the signed release becomes effective and enforceable in accordance with section 9, the Company shall pay the Executive the amount of $700,000.00 in gross pay with deductions to be made as required by law.

(ii)    No later than March 15, 2018, Executive will receive a payment, if applicable, under the Company’s Annual Incentive Compensation Plan (“ICP”) for 2017. This payment, if any, will be made at approximately the same time and utilizing the same overall Award Score as the awards for other Executive Council members receiving an ICP payment for 2017, without individual discretionary adjustment, and will be calculated based upon the ICP eligible earnings of the Executive for 2017, recognizing that the payment described in section 2(i) shall not be considered ICP eligible earnings.

(iii)    The payments referenced in this section 2 are subject to and predicated on the following conditions:

(A)	Executive shall adhere to the provisions of this Agreement, and

(B)	Executive shall not:

(1)	engage in the commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company;

(2)	engage in activities or conduct injurious to the best interest or reputation of the Company as determined by the Company;

(3)	violate any of the Company’s rules of conduct, such as may be provided in any employee handbook or as the Company may promulgate from time to time; nor

(4)	disclose, disseminate, or misappropriate confidential, proprietary, and/or trade secret information.
The payments referenced in this section 2 also shall be subject to the Company’s policy concerning the recoupment of incentive compensation.

(iv)    Executive acknowledges that the payments referenced in this section 2 are payments to which he would not be entitled but for this Agreement.

3.    Other Payments and Benefits to Executive. Executive will receive and remain entitled to those payments and benefits enumerated in the April 25, 2017 correspondence and Summary of Benefits from Andrew R. Carlin to Executive, a copy of which is attached hereto as Exhibit A.

4.    Short-Term & Long-Term Incentive Compensation Plans; Severance Plans. Other than as set forth in Exhibit A and sections 2 and 3 above, the Executive hereby relinquishes, releases and forfeits any participation in and/or payments from any and all other annual incentive compensation, long-term incentive compensation, and other compensation plans, programs and awards, as well as from any and all benefit plans, programs, agreements or other arrangements that would provide any consideration to Executive by reason of characterizing the termination of his employment as other than a voluntary resignation, including but not limited to the American Electric Power Company, Inc. Severance Plan, the American Electric Power Executive Severance Plan and the American Electric Power Service Corporation Change In Control Agreement.

5.     Non-solicitation, Confidentiality and Cooperation.

5.1    Non-solicitation. For a period of twelve months following the Termination Date, Executive shall not directly, or indirectly through others, knowingly induce or attempt to induce any officer, employee, consultant or other independent contractor of the Company currently employed or engaged by the Company with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with the Company or any of its affiliates, as the case may be, to terminate his or her employment or engagement with the Company or any of its affiliates and accept employment or engagement, directly or indirectly, with the Executive or induce such officer, employee or consultant or other independent contractor to commence employment with any other company or affiliates of a company, and shall not, either directly or indirectly through others, knowingly assist any other person or entity in such an inducement and hiring (regardless of whether any such officer, employee, consultant or independent contractor would commit a breach of contract by terminating his or her employment).

5.2    Confidentiality. Executive agrees that he will not, without the prior written consent of the Company disclose to any person, firm or corporation any "Confidential Information," of the Company which is now known to the Executive as a result of the Executive's employment or association with the Company, unless such disclosure is compelled by law or appropriate legal process or is made by Executive through proper initiation of, participation in or cooperation with a government agency’s investigative or enforcement process pursuant to the rights and protection of an applicable whistleblower law or in a related judicial proceeding. The foregoing shall not prohibit or impede the Executive from reporting an act or event, that the Executive in good faith believes is a violation of law, to a relevant law-enforcement agency (such as a federal, state or local law enforcement agency or official), or to a federal, state or local government agency, such as the Securities and Exchange Commission, the Internal Revenue Service, the Equal Employment Opportunity Commission, or the Department of Labor, or from cooperating in an investigation conducted by or communicating with such a government agency, or otherwise making disclosures to such an agency that are protected under federal, state or local whistleblower laws (“Permissible Disclosures”).

Moreover, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), (i) no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who is pursuing a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secret information to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document that contains or reflects the trade secret under seal; and (B) does not disclose any trade secret except as permitted by court order.

The Executive does not need the prior written consent of (or to give notice to) the Company regarding any such Permissible Disclosures or disclosures protected by the DTSA. Notwithstanding the foregoing, no provision in this Agreement shall be construed or interpreted as authorization from the Company for the Executive to disclose any information covered by the Company’s attorney-client or attorney work product privileges or a waiver of any such privilege.

"Confidential information" shall mean any confidential, proprietary and or trade secret information, including, but not limited to, concepts, ideas, information and materials relating to the Company, client records, client lists, economic and financial analysis, financial data, customer contracts, marketing plans, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by the Company or developed by Executive acting alone or jointly with the Company while Executive was employed by the Company. Confidential information does not include information which is in the public domain or generally known in the Company’s industry or becomes publicly disseminated by means other than a breach of this Section 5.2.

5.3    Cooperation. As part of the consideration for the benefits furnished to Executive under this Agreement, Executive agrees to cooperate fully with the Company upon reasonable prior notice subject to the Executive’s other commitments, in the investigation, prosecution and/or defense of any legal actions and claims concerning the Company and/or its employees or former employees. Upon such request, Executive shall: (1) make himself available to the Company and the Company’s representatives, including its attorneys; (2) supply accurate, complete and thorough information as reasonably requested by the Company and its attorneys; and (3) provide other assistance as reasonably requested by the Company and its attorneys with regard to any such legal actions and claims. The Company also will pay Executive’s reasonable expenses, including travel, incurred in connection with such cooperation, but approved in advance by the Company. Executive agrees that any communication Executive has with the Company and its representatives, including its attorneys, relating to any legal actions and claims concerning the Company is strictly confidential and further agrees not to disclose or permit disclosure of any such communication to any persons outside the Company (other than Executive’s legal counsel) without first obtaining prior written consent.

6.    Release and Waiver of Claims.
6.1    Executive’s Release and Waiver of Claims. In consideration for the promises contained herein, and except with respect to the Company’s obligations hereunder, and subject to Section 7 of this Agreement (Protected

Activity), Executive hereby releases and forever discharges the Company from any and all charges, complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses of any kind or nature whatsoever, known or unknown, foreseen or unforeseen from the beginning of time through the date upon which Executive executes this Agreement (collectively, “Claims”). The scope of this release includes, but is not limited to, claims arising in any way from Executive’s employment with the Company, Executive’s service as an officer and/or director of the Company, or Executive’s agreement to resign Executive’s employment as provided in section 1, above; any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the date upon which Executive executes this Agreement based upon race, color, sex, creed, national origin, age, disability or any other violation of any equal employment opportunity law, ordinance, rule, regulation or order (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act; the Family and Medical Leave Act (“FMLA”); applicable federal and state securities laws; claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment; and any claims for breach of contract, wrongful discharge, fraud, or misrepresentation under any statute, rule, or regulation or under the common law. Excluded from this Agreement are any claims which cannot be waived by law. Executive is waiving any right to recover any individual relief from the Company (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Executive or on Executive's behalf against the Company pertaining to events occurring prior to execution of this Agreement.
6.2    Indemnification/Insurance. Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification or other protection that Executive may have under the By-Laws or Resolutions of the Company, the laws of the States of New York and/or Ohio, any indemnification agreement between Executive and the Company, or any insurance coverage maintained by or on behalf of the Company (including but not limited to Director and Officer insurance), nor will the Company take any action, directly or indirectly, to encumber or adversely affect Executive’s rights under any such indemnification arrangement or insurance. Further, the release contained in this Section 6 will not affect any rights granted to Executive, or obligations of the Company, under the terms of this Agreement.

7.    Protected Activity.
7.1    Communication of Safety Concerns. Executive understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages him/her from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, or public safety concern to the U.S. Nuclear Regulatory Commission (NRC) or the U.S. Department of Labor (DOL). Executive further understands and acknowledges that the provisions of this Agreement are not intended to restrict his communication with, or full cooperation in, proceedings or investigations by any agency relating to nuclear regulatory or safety issues. Executive understands that nothing in the Agreement waives his right to file a claim with the DOL pursuant to Section 211 of the Energy Reorganization Act, but Executive expressly waives his/her right to recover any and all damages or other equitable relief, including, but not limited to reinstatement, back pay, front pay, compensatory damages, attorney fees or costs, that may be awarded to the Employee by the DOL as a result of such a claim.
7.2    Nothing in this Agreement (including but not limited to the release and waiver of claims and the confidentiality, cooperation, return of property and any other limiting provisions) (1) affects or limits Executive’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act (where Executive is age 40 or older) or (2) prevents Executive from filing a charge or complaint with, from communicating with or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, the Internal Revenue Service, the Department of Justice or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. This Agreement does not limit any right Executive may have, where eligible, to receive an award from a government agency (and not the Company) for information provided to the government agency.

8.	Miscellaneous Provisions.

8.1    Enforcement of Certain Covenants. It is recognized that damages in the event of breach of sections 5.1 (Non-solicitation) and 5.2 (Confidentiality) by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right that the Company may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude the Company from pursuing any other rights or remedies at law or in equity, which the Company may have.

8.2    Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

8.3    Return of Property. All Company computers, files, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the Termination Date, or prior thereto if requested by the Company. Except to the extent inconsistent with Company policy in effect as of the Termination Date:

(i) The Company shall assign to the Executive the telephone number then in effect with respect to the cell phone device issued to the Executive as of the Executive’s Termination Date; and
(ii) Once the Company is satisfied that it is able to remove to the Company’s satisfaction all Company confidential information to which the device may have had access:

(A)	the Company shall transfer to the Executive ownership of the cell phone assigned to the Executive as of the Executive’s Termination Date; and

(B)
The Company shall give the Executive the opportunity to purchase the tablet computer assigned to the Executive as of the Termination Date at a price based on the Company’s estimate of the then market value of that device.

8.4    Binding on successors; assignment. This Agreement will be binding upon and inure to the benefit of the Company, Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
8.5    Governing law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.
8.6    Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
8.7    Withholding. The Company will be entitled to withhold from any payment referenced herein any amount of withholding required by law.
8.8    Death. In the event Executive dies prior to receiving all payments under this Agreement, all remaining payments due to Executive shall be paid to Executive’s estate unless the provisions of a qualified or non-qualified plan provide for payment to a beneficiary other than Executive’s estate.

8.9    Entire agreement. The terms of this Agreement, together with the Summary of Benefits attached hereto as Exhibit A, are intended by the parties to be the final expression of their agreement with respect to the matters addressed herein and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

9.Acknowledgement of Rights. Executive acknowledges that he has 21 days within which to consider this Agreement, that should he sign it he has the right to revoke it, in writing, within seven (7) calendar days after he signs it, and that the Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Executive also acknowledges that he has been advised to consult with any attorney prior to signing the Agreement, as he may have rights or claims arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act.

THIS AGREEMENT INCLUDES A COMPLETE AND PERMANENT RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THROUGH THE DATES SET FORTH HEREIN. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, HAS BEEN GIVEN FULL OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, AND THAT EACH PARTY HERETO FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF ITS OWN FREE WILL.

American Electric Power Service Corporation

By:	/s/ Nicholas K. Akins

Title:	Chairman, President and CEO

Date:	April 25, 2017

Robert P. Powers

/s/ Robert P. Powers
Signature

April 26, 2017
Date

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